Exhibit 10.09

PROPERTY LEASE AGREEMENT FOR COMMERCIAL USE

I. –LANDLORD

I.1. CNA SPITALETTI CONSTRUTORA E INCORPORADORA LTDA., a limited liability company registered with the CNPJ [National Registry of Business Organizations] under No. 61,598,983/0001-02, having its principal place of business at Av. Dr. Yojiro Takaoka 4384, Loja 13, upper floor, Santana de Parnaíba, Sao Paulo — CP: 06541-038, Telephone number 11-4153-8863/fax 11-4153-1066, represented herein by the undersigned in their capacity as members.

II. – TENANT

II.1. MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA., having its principal place of business in the Capital of Sao Paulo at Rua Gomes de Carvalho, 1306, 7° floor, Vila Olímpia, registered with the CNPJ/MF under No. 03,361,252/0001-34, represented herein by its Chief Executive Officer STELLEO PASSOS TOLDA, Brazilian, married, business administrator, identity card RG No. 07,575,578-5 and registered with the CPF/MF [Registry of Individuals] under No. 028,676,707-48.

Ill. – SECURITY DEPOSIT

This lease shall be secured by a deposit equivalent to 3 months’ rent in the total amount of R$ 33,600.00 (thirty three thousand six hundred reals). That amount shall be deposited in the Landlord’s checking account with the Bradesco Bank, branch 2774, checking account No. 2000-1, and shall be applied to the payment of the lease in the last 3 months of the contract term.

IV. –PREMISES

IV.1 The subject matter of this lease agreement shall be the INDEPENDENT COMMERCIAL UNITS No. 902, 903, 904, 905, 906, 907, 908 y 909, located on the 9th floor, and their 08 unspecified parking spaces in one of the underground floors of the “SHOPPING SERVICE”, located at AVENIDA DOUTOR YOJIRO TAKAOKA No. 4384, in the area of Alphaville, Centro de Apoio Um, in the city of Santana de Parnaíba, Comarca de Barueri, State of Sao Paulo.

IV.2. The Tenant expressly declares to be aware of the conditions of the premises, i.e., paint, maintenance, hygiene, internal and external cleaning, as well as equipment, devices and general installations, and that everything shall be operational and the premises shall be repainted upon termination of the lease.

IV.3. Except for those works that affect the security of the building, the Tenant shall be responsible for any other work, and throughout the lease term the premises shall be maintained in the same original conditions until expiration or termination of the lease.

IV.4 The Tenant shall not, under penalty of a daily fine of 1/30 (one thirtieth) of the rent value, modify the original structure of the premises without the Landlord’s prior written consent; said consent shall be obtained through a formal and written communication duly documented with the drawings, the ART [Technical Responsibility Notation], and a drawing of the intended modifications, so that the Landlord may freely grant or deny authorization. The drawing of the permanent modifications shall be included in an exhibit, which shall be made an integral part hereof.

IV. 5. All the modifications and improvements made on the premises, even if useful and/or necessary, and provided they have been accepted by the Landlord, shall be fixed to the premises, and the Tenant shall not claim any lien, restitution, compensation or return.

IV.6. Any modification made on the premises which is not a fixture, provided the Landlord so authorizes, shall be removed by the Tenant, who shall return the premises as they were originally delivered.

IV.7. The Tenant shall evaluate the reform it may deem necessary to adapt the premises to its commercial activities, since the premises are delivered as they are now, which are fully known by the Tenant, who accepts them without restrictions.

V. – LEASE TERM AND GRACE PERIOD

V.1. The lease term set by the parties shall be 60 (sixty) months, from April 01, 2008 to March 31, 2013. The Landlord shall grant to the Tenant a grace period of 45 (forty five days) from the beginning of the lease. Payment shall be due from June 01, 2008, and the base date for contract adjustment shall be 04/01/2008. The first month of the lease shall be charged proportionately.

V.2. The Tenant undertakes to deliver the certificates detailed below within 30 (thirty) days from the date of execution hereof, under penalty of suspension of this lease agreement. Should any of the certificates show debt, it shall be accompanied by the relevant document.

Debt-free certificate from the National Protest Register of Barueri and Sao Paulo
Certificate of Assignment of Civil and Summary Proceedings of Barueri and Sao Paulo
Debt-free certificate issued by the Federal Revenue Service and INSS
Certified copy of identity card, CPF, certificate of address and marriage certificate, if any, of the members
CNPJ card and certified copy of the Operating Agreement, as amended

VI. – PURPOSE AND USE OF THE PREMISES

VI.1. The leased premises shall have an exclusively COMMERCIAL purpose. Any other use shall be forbidden.

VI.2. All restrictions to the use of the premises, imposed by law, especially the zoning law, regulations, conventions, internal rules, bylaws of the trading industry and other rules that regulate the use of property, etc., is fully known by the Tenant, who examined them in advance and agreed to their strict compliance, including those instituted and/or modified afterwards, and the Tenant shall not abandon the premises at any time or claim termination of the lease due to the impossibility to use the premises due to the existing and/or established restrictions, except for public order reasons that may restrict the property right and prevent its use. In that case, the agreement shall be terminated and neither party shall be held liable for termination.

VI.3. The Tenant shall not assign or lend the premises or transfer this agreement without the Landlord’s consent.

VI.4. Simple notice by public authorities shall not be a reason for the Tenant to abandon the premises or claim termination hereof, unless a prior judicial inspection confirms the impossibility to use the premises normally. In that case, both parties shall be released from the payment of fines. The impossibility of normal use shall not include the restrictions to use the premises that, as defined above, are fully known by the Tenant.

VI.5. The Landlord shall be entitled to visit or inspect the leased premises, whenever the Landlord deems it convenient, whether personally or through authorized representatives, and the Tenant(s) shall receive at least a 48-(forty-eight) hour notice.

VI.6. Should the Landlord find, upon visiting the premises, any malfunction or damage caused by the irregular and/or incorrect use of the premises or any modification made against the provisions hereof, therefore constituting a breach of contract, notwithstanding the applicable fine, the Landlord may demand that the Tenant make the necessary repairs within ten (10) days or remove the work/modification or have them removed at the Landlord’s cost, and immediately demand payment of the expenses incurred.

VII. – MONTHLY RENT AND LEASE CHARGES

VII.1. The rent agreed by the parties amounts to R$ 11,200.00 (eleven thousand two hundred reals) per month.

VII.2. All taxes, rates, electricity, water, maintenance costs, ordinary and extraordinary expenses, preservation, cleaning, administration, fire prevention and other charges and/or taxes inherent to the property and derived from its use, shall be borne by the Tenant.

VII.3. Water, electricity, gas and wastewater bills shall be delivered to the Landlord(s) on a monthly basis, through protocol or by fax, when they are not collected with the expenses.

VII.4. The monthly rent agreed herein shall be payable, upon issuance of a receipt, until the 5th (fifth) day of each subsequent month, at the Landlord’s office or wherever the Landlord may indicate in writing, or through wire upon notice of payment sent to the Tenant.

VII.5. If the Tenant chooses to pay through the local bank network, the Tenant hereby authorizes the Landlord to send the payment notice with the value for shipment and banking expenses.

VII.6. From the last day of each month, the Landlord may also demand the reimbursement by the Tenant of all the sums owed under this agreement, specifically in “VI.2.” above, which value may be added to the rent and paid together with it.

VII.7. The value of the monthly rent set forth herein shall be updated as frequently as the law so authorizes through the accumulated application of the IGP-M [General Market Price Index] calculated by the FGV (Getulio Vargas Foundation) for the preceding period or by any other index that may replace it.

VIII. – DEFAULT

VIII.1. Should the Tenant fail to pay the rent and other taxes in a timely manner, the amount owed (rent plus charges) shall be automatically increased by ten percent (10%) as a fine and 20% (twenty percent) if payment is obtained through court proceedings. Any type of moratorium granted to the Tenant by the Landlord shall not imply any modification to or novation of this Agreement, and therefore the sureties and jointly-liable parties shall not be released from their duties in view of the benefit granted to the Tenant.

VIII.2. Should the Tenant or the jointly-liable parties fail to pay the rent and other charges derived from this lease, the amount owed, including the charges indicated above, shall accrue an interest of 1 (one) percent per month or the fraction thereof, and shall be updated pursuant to the same index used for the lease value, on a pro rata daily basis. The interest and updating shall be applicable from the maturity date up to the effective payment, by any means, even through court proceedings and after termination hereof.

IX. – LIQUIDATED DAMAGES

IX.1. If any of the parties breaches this agreement, it shall be subject to liquidated damages equal to 3 (three) months’ rent in force at the time of breach. Liquidated damages shall be collected through fast-track collection proceedings in accordance with the Brazilian Code of Civil Procedure.

IX.2. If the Tenant denounces the lease agreement before the end of the contract term, liquidated damages shall be collected proportionately, as provided by law, unless the Tenant denounces the agreement within 60 (sixty) days in advance.

IX.3. Any damage to the premises shall not be included in the fine set forth in “VIII.1.” above, but they shall be compensated separately. Sureties and jointly-liable third parties together with the Tenant for the obligations derived herefrom shall also be liable for any damage caused to the premises.

X. –TERMINATION

X.1. This agreement shall be automatically terminated, without any notice being required, in the following cases: a.) expropriation of the leased premises by any public authority; b.) fire or collapse of the premises as a result of an act of God; c.) death, disappearance, bankruptcy, insolvency or change of address of the sureties to another location different from the address set herein, if within thirty days they are not replaced by other sureties whose capability is evidenced, the Tenant shall be subject to immediate eviction due to breach of contract, and shall be liable for the payment of the liquidated damages as provided for in “IX.1.” above; d.) abandonment of the premises by the Tenant for any reason whatsoever, even if unauthorized third parties remain in the premises.

X.2. Upon expropriation and/or fire of the leased premises, the Landlord and the Tenant shall be released from all duties included herein. However, the Tenant shall be empowered to receive from the expropriating authority or insurance company the relevant compensation where fire has occurred. The Tenant may also resume the lease following reconstruction, provided the lease is still in force.

XI. – RETURN OF THE PREMISES

XI.1. Upon termination of the lease, whether by expiration of the contract term, or court or out-of-court termination, or any other form of termination of the contract relationship, the Tenant shall return the leased premises in perfect conditions and fully repainted, and shall restore possession to the Landlord who shall issue the relevant receipt in writing.

XI.2. Should the Landlord, during inspection of the premises, find any modification, defect or damage to the premises as a result of their irregular use and in breach of the provisions hereof, the Landlord may refrain from receiving possession until the Tenant returns the premises in perfect condition, and the duty to pay rent and other lease charges shall remain.

XI.3. Should the Tenant abandon the premises for any reason whatsoever, the Landlord shall be entitled to the immediate possession thereof, regardless of any court proceeding, particularly termination, repossession and/or eviction proceedings.

XII. – JURISDICTION AND APPLICABLE LAW

XII.1. Any dispute that may arise from this lease agreement shall be subject to the jurisdiction of the Courts sitting in the city where the premises are located, and the parties hereby expressly waive any other jurisdiction, however privileged it might be.

XII.2. This agreement shall be governed by the Federal Law 8245/91, the Civil Code and other relevant legal provisions.

In witness whereof, the parties have executed this agreement in three (03) counterparts, each of which shall be deemed to be an original, in the presence of the undersigned witnesses.

Santana de Parnaíba, April 01, 2008.

[Signature]
Mercadolivre.com Ativ. de Internet Ltda.
Stelleo Passos Tolda
CEO
TENANT

[Signature]
LANDLORD

[Signature]
[Illegible handwriting]
30.243.952-3
Witness 1

[Signature]
Tania Cristina de Barros
RG: 27.015.155-2 SSp/SP
CIC:157.906.368/99
Witness 2